UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2022

HIMALAYA TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its Charter)

nevada	000-55282	26-0841675
(State or other authority of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 E Erie St, Ste 525 Unit #2420, Chicago, IL 60611

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	HMLA	OTC PINK

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

Himalaya Technologies, Inc. p/k/a Homeland Resources Ltd. is referred to herein as “Himalaya”, “we”, “us”, or “the Company”.

Item 7.01 Regulation FD Disclosure.

The following correspondence was sent to FINRA regarding our name change on their systems to Himalaya Technologies, Inc. from Homeland Resources Ltd. A copy of the letter is included herein as Exhibit 10.1.

December 29, 2022

FINRA OMBUDSMAN:

I am CEO of Himalaya Technologies, Inc. pka Homeland Resources Ltd. (OTC: HMLA). I would like to file a grievance against FINRA’s corporate actions process and group regarding our application for name change with FINRA to current from former (above). Seventeen months ago, when I was named CEO, we changed our name legally in Nevada where we are incorporated and on the SEC’s EDGAR system. Since then, we have made numerous SEC filings including three years’ audited financials and many disclosures including a Form 1A for an offering, 4 Form 10 amendments, 4 1A amendments, a 10K, and a 10Q as well as numerous Form 8-Ks for information disclosure.

We applied for a FINRA corporate action name change in June 2022 and have made numerous responses and provided substantial responsive information to your examiner Robert Luke. We have been told in the past several weeks “we were good”, then we were sent a request for information that we had already provided, and now if we get past voice mail, we are told “we will email you correspondence” even though we are live on the phone, then nothing comes, then we called many times and again we were told we would be emailed since for no apparent reason FINRA could not discuss the corporate action live, then unbelievably we got an email that we will get an email.

**THE CORPORATE ACTIONS DIVISION OF FINRA IS BROKEN AND MUST BE FIXED AS IT IS HARMING ISSUERS AND COMPANIES**

I have been through a name change ticker change before on another company I control that took months, and literally a removal of the analyst to get a new examiner to complete them. I have nothing personally at issue with the FINRA corporate actions team, but this is business and, simply put, it is not working due to regulatory quicksand. In this case, we are not asking for a ticker change, stock split, reverse split, redomicile, or other. We just want our name to be changed to our legal name. FINRA’s requests for information have bordered on confirming the immaterial. For example, the names of minority shareholders are meaningless in this matter since I control the vote of the company, but in any event, we provided them at FINRA’s request in addition to all backing resolutions, proof of the ability to do this corporate action, and evidence that our name was in fact changed in 2021. Most of this is public information on file with the Secretary of State of Nevada or can be requested quickly through our Transfer Agent.

At this time, FINRA not changing our name is confusing investors, wasting time, and ironically wasting our resources and your own. We have since the name change application, sold the oil and gas properties, and have nothing to do with energy or “homeland resources”. Today, the only thing inaccurate in our 1A/A (5th) filed with the SEC earlier this month is our name, and that is because FINRA seems unable to complete the simplest of corporate actions.

I beseech you to put the necessary people and processes in place to get our name change completed before we go to market with an offering. I also request an explanation for why this process has gone on so long with no result. It is one thing to be backlogged, but this meandering process of FINRA crossed that line months ago. We will soon file a Form 211 for market maker support and this inertia may start again, so I fear another 6-12 months of back and forth. I would like to understand that why, when we filed a Form 10 on 09-27-2021 the day before the required filing of information for non-reporting companies, that we were thrown into the delisting pile of the so-called “Expert Market”. That move set HMLA back months if not well over a year, and today we have no market makers because of it (thus the needed 211 filing to have quotations on a solicited basis). I believe HMLA should have been granted an exemption or extension because of the Form 10 filing after trading non-reporting for many years. Non-reporting unaudited companies were actually up listed last year, yet we were delisted after filing a Form 10 with a full blown two-year PCAOB audit!

It is time for FINRA to fix its broken corporate actions process and do the right thing for HMLA shareholders and all other small issuers facing similar issues.

The madness must stop. I am available by cell or email. I am happy to talk as soon as you are free.

Thank you.

/s/ Vikram Grover
Vikram Grover
CEO
Himalaya Technologies, Inc.

cc: Milan Saha, Esq., Diena Ganesh

Item 9.01. Exhibits

Exhibit No.	Description
10.1	Himalaya Technologies, Inc. Correspondence: FINRA Ombudsman – December 29, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIMALAYA TECHNOLOGIES, INC.

Date: December 29, 2022	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer